Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Project Angel Parent, LLC

Costa Mesa, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 6, 2021, except for the disaggregated revenues by solution type disclosed in Note 2 and the effects of the reverse unit split disclosed in Note 1, as to which the date is July 19, 2021, relating to the consolidated financial statements of Project Angel Parent, LLC which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Costa Mesa, California

July 19, 2021